Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

BLACKRIVER PETROLEUM, LLC

and

AMEROIL CORP
as Seller(s),

and

EXPLORTEX ENERGY, INC.

and

EXPLORTEX ACQUISITION CORP.

as Purchaser(s),

dated as of August 24, 2011

ASSET PURCHASE AGREEMENT

           This ASSET PURCHASE AGREEMENT (this “Agreement”), dated August 22, 2011, is made by and among Explortex Energy, Inc. a Nevada corporation and Explortex Acquisition Corp. individually and jointly known as the “Purchaser”” both with a business address at 22503 Katy Freeway, Katy, Texas 77450, and Blackriver Petroleum, LLC, a New York limited liability company, with a business address at 400 Rella Blvd., Montebello, New York 10901 (“Blackriver”) and Ameroil Energy, Inc. a Canadian corporation with a business address at Exchange Tower, Suite 1600, 130 King Street West, Toronto, Canada M5X 1J5 (“Ameroil”) (Blackriver and Ameroil also individually and jointly referred to as the "Seller(s)").

W I T N E S S E T H :

WHEREAS, Sellers desires to sell to Purchaser the ‘Assets’, as hereinafter defined in the attached Exhibits;

WHEREAS, the members/managers and directors/shareholders of Sellers have (i) determined that the amount and manner of the consideration to be paid herein is fair to and in the best interests of Sellers and its members/shareholders, and (ii) approved this Agreement and the transactions contemplated hereby;

WHEREAS, Blackriver and Ameroil desire to compromise and settle their dispute set forth in that suit between Blackriver and Ameroil pending in the First District Court for the Parish of Caddo, Louisiana;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed as follows:

           1.           SALE AND PURCHASE OF ASSETS.

           1.1           Assets Transfered.  Subject  to the  terms  and  conditions  of this Agreement, and to the continued accuracy of the  representations and warranties contained  herein on the ‘Closing  Date’,  Sellers shall sell,  convey,  assign,  transfer and deliver to Purchaser and  Purchaser  shall purchase,  receive and accept delivery from Sellers, at the ‘Closing’ provided for in Article 6 (the terms as  hereinafter  defined), the following assets described on Exhibits A thru E  on an as-is, where-is basis (collectively the "Assets"):

(a)            all rights, titles, and interests of Sellers (including in each case, without limitation, fee mineral interests, leasehold interests, royalty interests, overriding royalty interests, production payments, net profits interests, carried interests,  in, to, under, or derived from (i) the oil and gas leases described more particularly on Exhibit C and the leasehold estates created thereby, as to all lands  the applicable part or portion thereof  specifically limited in depth  in Exhibit A (collectively, the “Leases”), (ii)  all units created by the pooling, unitization, and communitized agreements in effect with respect to the Leases and the lands covered thereby or otherwise described on Exhibit A, and (iii) , and all other rights, interests, privileges, benefits, and powers of any kind or character conferred upon Sellers as the owner of any of such interests;

(b)           the undivided Working Interests and the associated Net Revenue Interests set forth in Exhibit B, together with any and all other rights, titles, and interests of Sellers, in and to the wells for the production of Hydrocarbons that are located on the Leases or on other leases or lands with which the Leases or the lands covered thereby or otherwise described on Exhibit A may have been pooled, unitized, or commoditized, also  more particularly described on Exhibit C (collectively, the “Wells”); except as otherwise provided for herein;

(c)           all of Sellers’ rights, titles, and interests in and to all crude oil, natural gas, condensate, distillate, natural gasoline, natural gas liquids, plant products, refined petroleum products, other liquid or gaseous hydrocarbons (including, without limitation, coal-bed methane), sulphur, other gases (including, without limitation, hydrogen and carbon dioxide), and every other mineral or substance, or any of them, the right to explore for which, or an interest in which, is granted pursuant to the Leases described herein (“Hydrocarbons”) (i) produced from or allocable to the interests of Sellers described in clauses (a) and (b) above and existing in pipelines, storage tanks, or other processing or storage facilities upstream of the delivery points to the relevant purchasers as of the Effective Time, and (ii) produced from or allocable to such interests of Sellers from and after the Effective Time;

(d)           all of Sellers’ rights, titles, and interests in and to all  surface leases, easements, rights-of-way, servitudes, licenses, franchises, road, railroad, and other surface use permits or agreements, and similar rights and interests (if any) located on the lands covered by the Leases  described on Exhibit A or on any units with which the Leases or the lands covered thereby or otherwise described on Exhibit A may have been pooled, unitized, or communitized, or that otherwise relate to, used in connection with or obtained for use in connection with the interests of Sellers described in clauses (a) and (b) (collectively, the “Real Property Interests”);

(e)           all fees, rentals, proceeds, payments, revenues, and other rights and economic benefits of every kind and character accruing or payable to the owners of the Assets that are attributable to the period from and after the Effective Time;

(f)           all of Sellers’ rights, titles, and interests in and to all Contracts, the transfer of which is not prohibited or restricted by a preferential right to purchase, required consent to assignment, right of first refusal, right of first offer, or similar provision or as to which the required waivers or consents have been obtained, or the appropriate time period for asserting such rights has expired, in either case as of the Closing (collectively, the “Transferred Contracts”);

(g)           all Permits that are transferable by Sellers to Purchaser, described more particularly on Exhibit E;

(h)           all of Sellers’ rights, titles, and interests in and to all intangible rights, inchoate rights, transferable rights under warranties made by prior owners, manufacturers, vendors, and third Persons, and rights accruing under applicable statutes of limitation or prescription, insofar only as the foregoing rights and interests relate or are attributable to the items listed herein, and do not constitute Excluded Assets, but including, without limitation, all Claims of Sellers with respect to underproduction accounts or credits pertaining to Imbalances in existence as of the Effective Time (collectively, “Intangible Rights”);

(i)           all files, records (including, without limitation, land and title records, plats, surveys, abstracts of title, title insurance policies, title opinions, and title curative, lease, contract, division order, marketing, correspondence, operations, environmental, insurance, production, accounting, regulatory, and facility and well records and files), and other information that relate in any way to any of the items listed herein, are in the possession of Sellers, and the disclosure and transfer of which is not prohibited by confidentiality or other contractual arrangements in existence on the Closing (collectively, the “Records”);

(j)           all of Sellers’ rights, titles, and interests in and to all maps, logs, geological, geophysical, reserve engineering, and other scientific and technical information, reports, and data (including, without limitation, conventional and 3-D seismic data) that relate in any way to the items listed herein, are owned by Sellers, do not constitute Excluded Assets, and the disclosure and transfer of which is not prohibited by confidentiality or other contractual arrangements in existence on the Closing (collectively, the “Transferable Data”); and

Ameroil represents all of the wellheads on the Lease premises have been orphaned pursuant to the provisions of L.A. R.S. 30:80 et seq.  These wellheads can be acquired upon compliance under Louisiana law with the requirements of the letter from the Department of Natural Resources dated April 4, 2011 attached hereto and made a part hereof as Exhibit I;

Purchaser specifically waives the implied warranty provided for by Louisiana law, including all warranties against vices or defects latent or apparent, or fitness for any particular purpose.  This express waiver is declared by Seller and Purchaser to be a material and integral consideration of this act of transfer and sale.  It is specifically understood that Purchaser assumes the risk of all defects, including latent defects not discoverable upon simple inspection, including those which, if known, would deter Purchaser from making the purchase at all or paying the price paid.  Purchaser also waives any present or future right in the nature of redhibition, quanti minoris and/or concealment, or based on any other theory of law.  Purchaser further acknowledges that the property hereby conveyed including the any real rights, and all buildings and improvements erected on the Leased Premises are conveyed by the Seller “as is” and without warranty as to physical conditions, and with the exclusion of and release by Purchaser of any and all legal implied warranties and Purchaser expressly waives any and all claims against Seller for vices or defects including any environmental hazards in said property.  Purchaser further acknowledges that it has fully inspected said property and is not relying on any representation as to its condition which has or may have been made by the Seller.  Purchaser further waives and releases Seller and its agents, employees, and insurers from any and all claims or causes of action which have arisen or might hereafter arise, whether presently known or unknown, in redhibition or for loss or damage resulting in whole or in part from the condition of or defects or vices, including any environmental hazards, whether latent or patent in the property conveyed or any part thereof, whether such conditions, vices or defects give rise to such claim or cause of action should have been known to either Purchaser or Seller.  Any liability in connection with any environmental protection rule, regulation order, requirement or law, whether state, or local or federal is hereby assumed by Purchaser.  The Purchaser takes cognizance of all defects, apparent or not-apparent, and does hereby acknowledge that the purchase price of said property reflects the price in order to compensate Purchaser for the condition of the improvements. Accordingly, Seller and Purchaser stipulate and agree that this sale of the above-described property is made “AS IS”, in its present condition, and without representation of any kind as to kind, quality and condition, and without recourse and without warranty as to kind, quality and condition.  The parties agree that the only warranty of Seller is a limited warranty of title to title defects which Sellers may have caused, but no others, but with full substitution of their rights into warranty from any preceding owners.  Purchaser acknowledges that this provision has been called to its attention and explained to it.

The conveyance of the Assets shall be effective as of the Effective Time (as hereinafter defined).

1.2           Excluded Assets.    Sellers accept, reserve, and retain to itself the following properties and assets (collectively, the “Excluded Assets”):

(a)           all corporate, financial, legal, and tax records of Sellers;

(b)           all deposits, cash, checks in process of collection, cash equivalents, and funds attributable to Sellers’ interest in the Assets for the period prior to the Effective Time;

(c)           all Hydrocarbons produced from or allocable to the Assets prior to the Effective Time, except for those Hydrocarbons described in Article 1.1 (c);

(d)           all documents and records of Sellers subject to the attorney/client privilege, confidentiality agreements, claims of privilege, or other restrictions on access;

(e)           all rights, interests, and Claims that Sellers may have under any policy of insurance or indemnity, surety bond, or any insurance or condemnation proceeds or recoveries from third Persons relating to property damage or casualty loss affecting the Assets occurring prior to the ‘Closing’ (as hereinafter defined);

(f)           all Claims, whether in contract, in tort, or arising by operation of Law, and whether asserted or unasserted as of the Closing, that Sellers may have against any Person arising out of acts, omissions, or events, or injury to or death of Persons or loss or destruction of or damage to property, relating in any way to, the Assets that occurred prior to the Closing; provided, however, that no such Claim may be settled, compromised, or otherwise resolved in a manner that results in an obligation borne by Purchaser or the Assets from and after the Closing without the prior written consent of Purchaser;

(g)           any and all rights to use Sellers’ name, marks, trade dress or insignia, or to use the name of any Affiliate of Sellers, and all of Sellers’ intellectual property, including, without limitation, proprietary or licensed computer software; patents; trade secrets; copyrights; geological and geophysical information and data (including, without limitation, conventional and 3-D seismic data) licensed from third Persons, and such Sellers’ proprietary interpretations thereof; economic analyses; and pricing forecasts but only to the extent such data can’t be licensed, sublicensed or transferred without violating confidentiality agreements or licenses and without the payment of license of transfer fees;

(h)           all amounts due or payable to Sellers as adjustments to insurance premiums related to the Assets for periods prior to the Effective Time;

(i)           all Claims of Sellers for refunds of or any loss carry-forwards with respect to Property-Related Taxes and income or franchise taxes relating to the Assets for periods prior to the Effective Time;

(j)           all audit rights and all amounts due or payable to Sellers as refunds, adjustments, or settlements of disputes arising under the Leases, the Real Property Interests, the Permits, and the Contracts for periods prior to the Effective Time;

(k)           all trade credits and the proceeds of all accounts receivable, notes receivable, instruments, general intangibles, and other receivables due or payable to Sellers relating to the Assets that accrued prior to the Effective Time;

(l)           except as otherwise provided herein, all fees, rentals, proceeds, payments, revenues, rights, and economic benefits of every kind and character (and all security or other deposits made) payable to the owners of the Assets and that are attributable to the period prior to the Effective Time; and,

(m)           all interests, rights, property, and assets of Sellers not located on or used in connection with the Assets or otherwise specifically included in the definition of the Assets.

1.3       Pre-Closing Documents: Prior to both Closing and the payment of the Purchase Price, as described in Article 2.1 of this Agreement:

Blackriver will deliver all items which were the exhibits delivered by it to Ameroil pursuant to the Original Asset Purchase Agreement between Blackriver and Ameroil.

2.           PURCHASE PRICE/ADJUSTMENTS.

2.1.           Purchase Price. In consideration of the sale, conveyance, assignment, transfer and delivery of the Assets by Sellers to Purchaser, Purchaser shall, pay to Sellers an amount equal to the following:

(a)           $2,450,000.00 (the “Purchase Price”), the same disbursed as follows:

(i)           with a down payment of $150,000 paid in cash within 30 days of signature to this Agreement (“Downpayment”), the Downpayment to be held in escrow by the ‘Escrow Agent(s)’ (as hereinafter defined) as follows: $97,500.00 for Ameroil; and, (ii) $52,500.00 for Blackriver, the Downpayment to be disbursed to those creditors of each of the Sellers as delineated on the attached Schedule 2.1(a)(i), and

(ii)           $2,300,000 to be paid at Closing by way of restricted (Rule 144) shares of Common Stock of the Purchaser (“Purchaser’s Stock”), at a per share price of Company based upon the average twenty (20) trading-day closing share price immediately preceding the Closing as published by the OTC Markets Group Inc. under symbol EXPX.PK, the Purchaser’s Stock to be allocated as follows:  (i) 65% of the Purchaser’s Stock, with a cash value of $1,495,000.00 to Ameroil; and, (ii) 35% of the Purchaser’s Stock to Blackriver, with a cash value of $805,000.00. As part of a closing condition, Explortex Energy Inc. and its counsel will provide an irrevocable tradability opinion letter to the transfer agent, Empire Stock Transfer.

Both payments identified in (i) and (ii) are to be paid to the ‘Escrow Agents’ (the term as defined in the Escrow Agreement) and governed by the ‘Escrow Agreement’ attached and incorporated herein under Exhibit I.

3.  ASSUMPTION OF OBLIGATIONS.

3.1           Obligation Assumptions.   Subject to the terms of this Agreement, upon the Closing, Purchaser assumes and agrees to the following duties, obligations, and Liabilities (collectively, the “Assumed Liabilities”), effective as of the Effective Time, as applicable, as set forth below:

(a)           the performance of the terms, conditions, and covenants arising under the terms of, the Leases, the Real Property Interests, the Permits, and the Transferred Contracts for the period from and after the Closing;

(b)           all obligations for the payment of  royalties, overriding royalties, and other similar burdens on the Leases that become due and owing from and after (but not before) the Effective Time;

(c)           all obligations regarding the plugging and abandonment of all Wells and removal of the Field Property and the performance of all related salvage, site clearance, and surface restoration operations in accordance with applicable Law and the terms of the Leases and applicable Transferred Contracts;

(d)           ENVIRONMENTAL CONDITIONS AND/OR LIABILITIES ATTRIBUTED TO ACTS, OMISSIONS, EVENTS, OR CONDITIONS THAT ARISE OR OCCUR UP TO CLOSING;

(f)           CLAIMS AND LIABILITIES FOR INJURY TO OR DEATH OF ANY PERSON, PERSONS, OR OTHER LIVING THINGS, OR LOSS OR DESTRUCTION OF OR DAMAGE TO PROPERTY AFFECTING OR RELATING TO THE ASSETS, TO THE EXTENT THAT SUCH CLAIM OR LIABILITY, OR THE ACTS, OMISSIONS, EVENTS, OR CONDITIONS GIVING RISE THERETO, ARISES, OCCURS, OR EXISTS AT OR AFTER (BUT NOT BEFORE) THE CLOSING;

(g)           all Claims and Liabilities for the payment of Taxes (including interest, penalties, and additions to tax).

(h)           the obligations of Sellers (if any) relating to the distribution or payment of funds actually held in suspense as of the Closing and transferred from the Sellers to Purchaser;

(i)           the responsibility for compliance with applicable Laws relating to the Assets, and the maintenance and, when necessary, procurement of Permits required by any Governmental Authority in connection with the Assets, in each case for the period from and after (but not before) the Closing; and,

(j)           all other duties, obligations, Liabilities, and Claims, whether in contract, in tort, or arising by operation of Law, accruing or resulting from, arising out of, or otherwise associated with the Assets for the period from and after, but not before, the Closing.

4.           NO RETAINED LIABILITIES.

The Purchaser herby expressly acknowledges and agrees that each of the Sellers shall not retain any liabilities related to the Assets except for their own accounts payables in excess of $300,000.  These liabilities will be identified and agreed upon by both parties as part of a Closing condition and that upon Closing the Sellers are herby fully discharged from all and any liabilities related to the Assets.

5.           EMPLOYEES.

           Purchaser will not be obligated to offer employment to or employ any employees of Sellers after the Closing Date.  Sellers shall be solely responsible for all notifications, severance or other payments, compensation and/or compliances due to its employees.

6.           THE CLOSING.

6.1.           The Closing.  The "Closing" or "Closing Date" means the time at which Sellers affects the transfer of the Assets to Purchaser.  The Closing shall take at such place during the fourth (4) quarter of calendar year 2011, or at such other time as the parties shall agree in writing.

6.2.           Certain Events at Closing.  In addition to such other actions as may be provided for herein, the following actions shall be taken at the Closing:

(a)            Sellers shall deliver to Purchaser duly executed and acknowledged assignments in the form attached hereto as Exhibit F which contain a limited warranty of title, and all such other executed endorsements, assignments, and other instruments of transfer and conveyance, in form and substance satisfactory to counsel for Purchaser, as Purchaser shall request, to effectively vest in Purchaser all right, title and interest in the Assets, subject to any and all associated Liens and liabilities.

(b)           Consistent with Article 7, Sellers shall have delivered to Purchaser a ‘Certificate of Continued Truth of Representations’  addressed to Purchaser and executed by an authorized officer of Sellers dated the Closing Date in the form attached hereto as Exhibit G.

(c)           Consistent with Article 8, Purchaser shall have delivered to Sellers a ‘Certificate of Continued Truth of Representations’ addressed to Sellers and executed by an authorized officer of Purchaser dated the Closing Date in the form attached hereto as Exhibit H.

6.3           Breach Prior to Closing. Closing is subject to the delivery of the Assets as defined in this Agreement. Assets must be delivered in the condition represented in Paragraph 1 hereto. Closing is further subject to the affirmative completion of any and all conditions, representations and warranties of the Seller as set forth in Paragraphs 7, 9, 11 and 13. These are conditions precedent to Closing. Breach of any condition, covenant and/or warranty set forth in these paragraphs shall constitute a material breach of the Agreement and Purchaser shall have the sole and exclusive right to terminate this Agreement without further obligation to the Seller, except for the Notice to Seller of the breach and exercise by Purchaser to terminate this Agreement.

7.         REPRESENTATIONS OF SELLERS.     Sellers represents and warrants to Purchaser, as of the date herein and at Closing:

7.1.           Organization.  Blackriver Petroleum, LLC is a New York limited liability company validly existing and in good standing under the laws of the state of New York and have the requisite corporate power and authority to carry on its business as it is now being conducted and Ameroil Corp. is a corporation validly existing and in good standing under the laws of the Province of Ontario and have the requisite corporate power and authority to carry on its business as it is now being conducted.

7.2.           Authority Relative to This Agreement. Each Seller has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the appropriate parties of Ameroil.  .  No other/further action  on the part of Ameroil  or its stockholders/members are necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement  has been duly and  validly  executed  and  delivered  by  Ameroil   and constitutes a valid and binding obligation of it, enforceable against it in  accordance  with its terms,  subject, as to enforcement of  remedies,  to applicable bankruptcy, insolvency,  moratorium, reorganization  and  similar statutory and decisional law affecting creditors' rights and debtors' obligations generally, and to equitable principles.

7.3.           Consents and Approvals; No Violations.  To the Ameroil’s  actual knowledge, no filing or registration with, and no permit, authorization, consent or approval of, any domestic or foreign government or public body, agency or authority ("Governmental Entity") is necessary for the consummation by Seller of the transactions contemplated by this Agreement.  To the Ameroil’s  actual knowledge, neither the execution  and delivery of this Agreement by Ameroil  nor the consummation by it of the transactions contemplated hereby nor compliance by it with any of the provisions hereof will (a) conflict with or violate  any provision of the charter or by-laws or similar organizational documents of Ameroil,

7.4.           Brokers and Finders.   Neither Ameroil nor any of its stockholders or affiliates has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

7.5.           No Other Representations or Warranties. Except for the Representations and Warranties made to Purchaser contained in this Article 7 or in any other document delivered by Ameroil pursuant to this Agreement, Ameroil does not make any other representation or warranty to Purchaser.

7.6           Pending Sellers’ Litigations/Liens.   At Closing, Blackriver and Ameroil shall execute a compromise and Settlement Agreement dismissing the pending litigation in the 1st Judicial District Court, Parish of Caddo, State of Louisiana entitled Blackriver Petroleum, LLC vs. Ameroil Corporation releasing each other from any and all claims each has against the other, with the allocation of any cash monies held pursuant to the litigations and/or liens to be disbursed as follows : 65% to Ameroil, the amount payable to Ameroil’s Escrow Agent; and 35% to Blackriver, the amount made payable to Blackriver’s Escrow Agent in full settlement of all claims each has against the other.

8.            REPRESENTATIONS OF PURCHASER.

Purchaser represents and warrants to Sellers as of the date herein and at Closing:

8.1.           Organization and Authority. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own its properties, to carry on its businesses as now being conducted, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

8.2.           Authorization of Agreement.  Purchaser, to its Knowledge, has the full power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of all obligations contemplated hereby have been duly authorized by all requisite corporate action.  This  Agreement and all other  agreements and written obligations entered  into  and  undertaken  in  connection  with  the transactions  contemplated  hereby and thereby  constitute the valid and legally binding  obligations  of Purchaser,  enforceable  against it in accordance  with their  respective  terms subject,  as to enforcement of remedies, to applicable bankruptcy,  insolvency,  moratorium,  reorganization  and similar statutory and decisional law affecting creditors' rights and debtors'  obligations  generally, and to general  equitable  principles.  No filing or registration with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement.  The execution,  delivery and performance of this Agreement and the transactions  contemplated hereby by Purchaser will not, with or without the giving of notice  and/or  the  passage of time,  (a)  violate  any order,  writ, injunction, decree or provisions of law applicable to Purchaser, or (b) conflict with or result in the breach or  termination  of any provision of,  constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the  properties  or assets  pursuant to any  corporate  charter,  by-law, indenture,  mortgage,  deed of trust or other  agreement or  instrument to which Purchaser is a party or by which it is or may be bound.

8.3.           Brokers and Finders. Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

8.4.           Due Diligence.  Purchaser has had a full and fair opportunity prior to the Closing to conduct any and all due diligence, investigation, inspection and review of the Assets. The Purchaser is completing the transactions contemplated under this agreement on the sole basis of its due diligence investigation of the Assets and has not relied on any representation and warranties by the Seller that is not referenced in the Agreement

8.5.           Bankruptcy.  There is no bankruptcy, reorganization or receivership proceedings pending, intended by or, to the best of Purchaser’s knowledge, threatened against Purchaser.

9.           AGREEMENTS OF SELLERS AND PURCHASER.

9.1.           Interim Operations.  During the period from the date of this Agreement to the Closing Date, except as specifically contemplated by this Agreement or as otherwise approved in writing by Purchaser, Sellers shall not encumber, sell, lease or otherwise dispose of or acquire any of the Assets.

9.2.           Access to Information.  From the date hereof until the Closing Date, Sellers shall, and shall cause its officers, directors, employees and agents to, afford to Purchaser and its officers, directors, employees, counsel, accountants, advisors, representatives and agents access (during regular business  hours with  reasonable  notice) to the officers, employees, agents, properties, offices and other facilities,  and to the accounts,  books, records specifically  pertaining to the Assets, and shall furnish Purchaser and such others with access to all financial, operating, technical and other data and information which Purchaser, through its officers, employees or agents, may from time to time reasonably request, so long as such request pertains to the Assets.

9.3.          Certain Filings, Consents and Arrangements. Purchaser and Sellers (a) shall cooperate with each other in promptly determining whether any other submissions, notifications or filings are required to be or should be made or whether any consents, approvals, permits, authorizations, exemptions or waivers are required to be or should be obtained under any other federal, state or foreign law or regulation or from other parties to Contracts material to the Assets, and (b) shall cooperate with each other in promptly making any such submissions, notifications or filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits, authorizations, exemptions or waivers. Each of the parties hereto shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the purchase and sale of the Assets in accordance with the terms and conditions of this Agreement.

9.4.           Notice.  Each party shall give prompt written notice to the other of (a) the occurrence, or failure to occur, of any event which  occurrence or failure would be likely to cause any  representation or warranty of Sellers or Purchaser, as the case may be, contained in this  Agreement to be untrue or  inaccurate at any time from the date hereof to the Closing  Date or that will or may result in the failure to satisfy any of the conditions specified in Articles 7 or 8, and (b) any  failure of Sellers or  Purchaser,  as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

9.5.           Further Assurances.  Following the execution of this Agreement, and upon and after the Closing, Sellers will provide such full and continuing cooperation and assistance to Purchaser as may be reasonable and necessary to obtain, protect, maintain, enforce and/or perfect any right, title or interest of Purchaser in or to any of the Assets, provided that Purchaser shall reimburse Sellers for any reasonable out of pocket expenses incurred in connection with the foregoing.  Such  cooperation and assistance shall include without limitation Sellers' receipt, preparation, execution  and  delivery  to or on behalf of  Purchaser  of all such documents, instruments  and  materials,  and  performance  of all such acts, including the participation as a party or witness, as may reasonably be requested by Purchaser for the purposes of obtaining any applications, registrations, recordations or other filings,  or initiating,  prosecuting, defending or participating in any action or proceeding, of or relating to the Assets.  The cooperation and assistance obligations prescribed by this Section 9.5 shall survive the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement; and,

10.           CONDITIONS TO OBLIGATIONS OF PURCHASER.

The obligations of Purchaser under this Agreement are subject, on or prior to the Closing Date, to the fulfillment in all material respects of the following conditions precedent, each of which may be waived in writing at the sole discretion of Purchaser:

10.1.           Continued Truth of Representations and Warranties.  (i) Each of the representations  and warranties of Sellers in this Agreement shall be true in all material  respects on and as of the Closing Date as though such  representations and  warranties  were  made  on and as of such  date,  except  for  any  changes permitted  by the terms hereof or  consented  to in writing by  Purchaser,  (ii) Sellers  shall have  performed  and complied  with all of the terms, conditions, obligations,  agreements  and  restrictions  required  by this  Agreement  to be performed  or  complied  with by it prior to or on the Closing  Date, and (iii) Purchaser's  due diligence  investigation  shall not have disclosed any material misstatement or omission by Sellers.

 11.           CONDITIONS TO OBLIGATIONS OF SELLERS.

The obligations of Sellers under this Agreement are subject, at the Closing Date, to the fulfillment in all material respects of the following conditions precedent, each of which may be waived in writing at the discretion of Sellers:

11.1. Continued Truth of Representations and Warranties. (i) The representations and warranties made by Purchaser in this Agreement shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by Sellers, and (ii) Purchaser shall have performed and complied with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

12.      TERMINATION PRIOR TO THE CLOSING DATE.

12.1.           Termination. Subject to Section 10.2, this Agreement may be terminated and the purchase and sale of the Assets contemplated hereby may be abandoned at any time prior to the Closing Date:

(a)           by mutual consent of Purchaser and Sellers; and/or,

(b)           by Purchaser or Sellers if the Closing shall be prohibited by any order, decree or injunction of any Governmental Entity and such order, decree or injunction shall remain in effect after the parties hereto shall have used their reasonable best efforts to have such order or decree reversed or such injunction lifted, or

(c)           by Purchaser if Sellers is not able to fulfill the conditions precedent to the Closing; or

(d)           by Sellers if the Purchaser for any reason has not paid the Downpayment by the Closing Date; or

(e)           by Purchaser or Sellers if any of the material representations made by the other are determined not to be true in all material respects.

(f)           by Purchaser under Paragraph 6.3.

12.2.           Effect on Obligations. Termination of this Agreement pursuant to this Article 12 shall terminate all obligations of the parties hereunder, with the Downpayment being returned to the Purchaser.

13.           INTENTIONALLY OMITTED.

14.      EFFECTIVENESS OF THIS AGREEMENT.

This Agreement shall become effective upon the execution and delivery of this Agreement (or counterpart thereof) by all parties hereto and shall not be binding upon any party executing this Agreement (or counterpart thereof) until executed by all parties hereto.

15.      EXPENSES.

Except as may otherwise be expressly provided herein, Purchaser, on the one hand, and Sellers, on the other hand, shall pay their own expenses in connection with this Agreement  and the transactions contemplated hereby,  including attorneys' and accountants'  fees.

16.           NOTICES.

Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed given when: actually delivered to the person to whom notice is directed; on the date of the first attempted delivery by overnight courier, or by the U.S.  Postal Service if mailed by registered or certified mail, return receipt requested, postage prepaid; on the date of first attempted delivery if sent by documented overnight delivery service or, to the extent receipt is confirmed, by telecopy to the parties addressed as follows (or to such other address of which the parties may have given notice in accordance with this paragraph 16):

In the case of Sellers:
Blackriver Petroleum, LLC
400 Rella Boulevard
Montebello, New York 10901
Attention:    Walter Reissman
Facsimile No.:  (845) 368-0071

With a copy to:
Law Offices of Bruce W. Minsky, P.C.
112 Brick Church Road
New Hempstead, New York 10977
Facsimile No.  (702) 973-6607

and

Ameroil Corp.
130 King Street West, Suite 1600
Toronto, ON, M5X 1J5
Canada
Attention: President
Facsimile No.: 416-907-1788

With a copy to:
John E. Seago
SEAGO & CARMICHAEL, A PLC
8126 One Calais Ave, Suite 2-C
Baton Rouge, LA 70809

If case of Purchasers:
Explortex Energy Inc./Explortex Acquisition Corp.
22503 Katy Freeway
Katy, Texas 77450
Attention: Kenneth E. Martin
Facsimile No.:  206 338 3229

17.           SUCCESSORS.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Purchaser, on the one hand, and Sellers, on the other hand, shall not assign their respective obligations hereunder, other than an assignment by Purchaser to one of its subsidiaries or affiliates, without the prior written consent of the other party.

18.           PARAGRAPH HEADINGS/CAPITALIZED TERMS.

The paragraph headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.  Capitalized terms shall be defined as delineated on the attached Schedule 1.1

19.           GOVERNING LAW; ARBITRATION.

19.1.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

19.2.           Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by binding arbitration conducted by American Arbitration Associations in Shreveport, Louisiana (the "AAA") in accordance with AAA’s Arbitration Rules and Procedures (the "Rules").  The arbitration shall be heard by three arbitrators to be selected in accordance with the Rules.  Judgment upon any award rendered may be entered in any court having jurisdiction thereof.  Both Sellers and Purchaser waive the right, if any, to obtain any award for exemplary or punitive damages or any other amount for the purpose of imposing a penalty from the other in any arbitration or judicial proceeding or other adjudication arising out of or with respect to this Agreement, or any breach hereof, including any claim that this Agreement, or any part hereof, is invalid, illegal or otherwise voidable or void. In addition to all other relief, the arbitrator shall have the power to award reasonable attorneys' fees to the prevailing party.   The obligations herein to arbitrate shall not prevent any party from seeking temporary restraining orders, preliminary injunctions or other procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary by such party and court to preserve the status quo or prevent irreparable injury pending resolution by arbitration of the actual dispute or to seek a remedy specifically provided for in this Agreement.  All parties hereto acknowledge and agree that the state  court of the State of Louisiana, Parish of Caddo, is the court of competent  jurisdiction  for purposes of this  paragraph and do hereby submit to the  jurisdiction of the  appropriate  court in the State of Louisiana to which the matter is first  submitted by a party for  enforcement  of any  arbitration award or to obtain any such interim relief as herein provided.

20.           ANNOUNCEMENTS.

No press releases, announcements or other disclosure relating to this Agreement or the transactions contemplated herein will be made or issued to the press, employees, customers, suppliers or any other person without the joint written approval of both Purchaser and Sellers, except that each party can disclose the same to those working on their behalf in executing and finalizing the agreements hereto, and in those that cases that disclosure is required by law.

21.           ENTIRE AGREEMENT.

This Agreement, including all Schedules and Exhibits hereto, and all agreements to be delivered by the parties  pursuant hereto represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and, therefore, supersede all prior negotiations between such parties and cannot be amended, supplemented or changed orally,  but only by an agreement in writing  which makes specific reference to this Agreement or the agreement delivered pursuant hereto, as the case may be, and which is signed by the party against  whom enforcement of any such amendment,  supplement or modification is sought.  Either party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with.  The waiver by any party hereto of any breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

22.           FURTHER ACTION.

           The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.  Purchaser and Sellers (a) shall  cooperate  with each  other in  promptly  determining  whether any other submissions,  notifications  or filings are  required to be or should be made or whether any consents, approvals, permits, authorizations, exemptions or waivers are  required  to be or should be  obtained  under any other  federal,  state or foreign law or  regulation  or from other  parties to Contracts material to the Purchased Assets, and (b) shall cooperate with each other in promptly making any such submissions,  notifications or filings,  furnishing information required in connection therewith and seeking timely to obtain any such consents,  approvals, permits, authorizations, exemptions or waivers.  Each of the parties hereto shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the purchase and sale of the Purchased Assets in accordance with the terms and conditions of this Agreement.

23.           WAIVER.

Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party's right to enforce the provision, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of any provision or a waiver of the provision itself for any other provision.

24.           ACCURACY OF DOCUMENTS.

All documents delivered by Sellers to Purchaser and by Purchaser to Sellers, as photocopies faithfully reproduce the originals thereof, and such originals are authentic and were, to the extent execution was required, duly executed.

25.           COUNTERPARTS.

This  Agreement may be signed by facsimile and/or in two or more counterparts, each signed by one or more of the parties  hereto so long as each party shall sign at least one counterpart of this Agreement,  all of which taken together shall constitute one and the same instrument.

26.           BROKERS AND FINDER.

Sellers and Purchaser each represent and warrant to the other that it has dealt with no broker or finder in connection with this transaction and agrees to indemnify each other in the event that any third party asserts any claim to the contrary.

27.           INVALIDITY.

If any paragraph of this Agreement shall be held or declared to be void, invalid or illegal, for any reason, by any court of competent jurisdiction, such provision shall be ineffective but shall not in any way invalidate or affect any other clause, Paragraph, section or part of this Agreement.

28.           INTERNAL REVENUE CODE/SERVICE REPORTING.

Sellers and Purchaser agree to comply with all Internal Revenue Code/Service reporting requirements, if any.  This paragraph shall survive the Closing.

29.           CONSTRUCTION.

           This Agreement is to be deemed to have been prepared jointly by the parties hereto after arms-length negotiations and any uncertainty or ambiguity existing herein shall not be interpreted against any party, but according to the application of the rules of interpretation of contracts. Any reference to any federal, state, local or foreign statute or law should be deemed also to refer to all rules and regulations promulgated thereunder, unless the contexts requires otherwise.  The word "including" shall mean including, without limitation.  If the date specified in this Agreement for giving any notice or taking any action is not a business day (or if the period during which any notices required to be given or any action taken expires on a date which is not a business day) then the date for giving such notice or taking such action (and the expiration date for such period during which notice is required to be given or action taken) shall be the next day which is a business day.

30.           OPPORTUNITY TO CONSULT WITH COUNSEL.

           The parties acknowledge that they have had the opportunity to consult with counsel in connection with the transactions contemplated by this Agreement.  This Agreement has been entered into after full investigation.

31.           PRORATION OF TAXES.

Purchaser shall assume responsibility for, and shall bear and pay, all Transfer Taxes incurred or imposed with respect to the transfer of the Ownership. Purchaser shall assume responsibility for, and shall bear and pay, all Property-Related Taxes (including any applicable penalties and interest) based upon or measured by the ownership of the Assets or the receipt of proceeds therefrom. Purchaser shall be responsible for, and shall bear and pay, all such Property-Related Taxes assessed against the Assets by any taxing authority for any period.

[Signatures on following page]

The rest of this page is left intentionally blank.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SELLERS:

BLACKRIVER PETROLEUM, LLC

By: /s/ Walter Reissman
Name:  Walter Reissman
Title:    Authorized Signatory
 Managing Member
and

AMEROIL CORP.

By: /s/ David J. DesLauriers
Name:  David J. DesLauriers
Title:    President

PURCHASERS:

EXPLORTEX ENERGY, INC.

By: /s/ Kenneth E. Martin
Name:  Kenneth E. Martin
Title:    President

EXPLORTEX ACQUISITION CORP.

By: /s/ Kenneth E. Martin
Name:  Kenneth E. Martin
Title:    President

LIST OF EXHIBITS

Documents to be provided on or before the close.

Exhibit A	Leases
Exhibit B	Working Interests/Net Revenue Interests
Exhibit C	Wells
Exhibit D	Field Property
Exhibit E	Permits
Exhibit F	Bill of Sale, Conveyances, Assignments
Exhibit G	Sellers' Certificate of Continued Truth of Representations
Exhibit H	Purchaser's Certificate of Continued Truth of Representations
Exhibit I	Letter from Department of Natural Resources dated April 4, 2011
Exhibit J	Escrow Agreement

LIST OF SCHEDULES

To be provided as part of the closing conditions

Schedule 1.1	Defined Terms
Schedule 2.1(a)(i)	Downpayment Disbursement
Schedule 3.1(e)	Disclosed Environmental Conditions/Liabilities
Schedule 5.1	Litigations
Schedule 7.9	Transferred Contracts

SCHEDULE 1.1

DEFINED TERMS

The following terms and expressions shall have the meanings set forth in the indicated provisions of this Asset Purchase Agreement:

 “Affiliate” means, with respect to a Party, any Person that directly or indirectly controls, is controlled by, or is under common control with, the relevant Party. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, contract, voting trust, membership in management or in the group appointing or electing management, or otherwise through formal or informal arrangements or business relationships.

“Allocated Value” means, with respect to each Well, Real Property Interest, item of Personal Property, and other Asset to which value is allocated herein, the amount set forth on Exhibit B under the column styled “Allocated Value” for such Well, Real Property Interest, item of Personal Property, or other Asset. For purpose of this Agreement, Sellers and Purchaser agree and stipulate that the Allocated Values solely for use in calculating allocation of the Assets and not for purposes of federal or state income taxation, such Allocated Values being solely for the convenience of the Parties.

“Assumed Liabilities” Defined in 3.1 and includes the Liabilities as stated in 3.1(a) through 3.1(j)

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York, are required or authorized by Law to be closed.

“Claims” for purposes of this Agreement, means any and all claims, demands, Liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, actions (whether judicial, administrative, or arbitrational), causes of action, suits, and controversies.

“Closing” means the date of the consummation of the transactions contemplated in this Agreement

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contracts” means all seismic or other exploration agreements; farm-in, farm-out, and participation agreements; dry hole, acreage contribution, and bottom hole agreements; partnership, joint venture, and similar agreements; Hydrocarbon purchase, sale, exchange, gathering, storage, transportation, and marketing agreements; acquisition agreements; operating agreements; area of interest agreements; balancing agreements; pooling, communization, and unitization agreements; processing, fractionation, condensate removal and handling, dehydration, treatment, and separation agreements; saltwater, water, and waste injection and disposal agreements; options; service agreements; communications, facilities, and equipment leases and licenses, to the extent transferable; and other contracts, agreements, and rights owned by Sellers, in whole or in part, to the extent that they are (i) appurtenant to or affect the properties and rights comprising the Assets, or (ii) used or held for use in connection with the use, ownership, or operation thereof, all as described more particularly on Exhibit E.

“Conveyance” means the Assignment, Bill of Sale, and Conveyance substantially in the form attached hereto as Exhibit F.

“Defect” means any Lien, charge, contract, agreement, obligation, or defect of title, other than a Permitted Encumbrance, that causes, or could reasonably be expected (in Purchaser’s good faith judgment) to cause: (a) a loss of title, in whole or in part, by Sellers with respect to an Asset; (b) the title to an Asset not to be good, valid, and indefeasible; (c) an Asset to be subject to a Lien other than a Permitted Encumbrance; (d) in the case of a Lease or Well, and without limiting clauses (a), (b), and (c) of this definition, (i) Sellers to receive a percentage of all Hydrocarbons produced, saved, and marketed from or allocable to such Lease or Well that is less than the Net Revenue Interest set forth in Exhibit B for such Lease or Well, without reduction, suspension, or termination for the productive life of such Lease or Well, or (ii) Sellers to be obligated to bear a percentage of the costs and expenses of operations on and the maintenance and development of such Lease or Well that is greater than the Working Interest set forth for such Lease or Well, on Exhibits A and C respectively, without increase for the productive life of such Lease or Well, unless such greater Working Interest yields a correspondingly greater Net Revenue Interest; or (e) Sellers’ interest in any Asset otherwise to be extinguished or the operation, use, possession, ownership, or value of Sellers’ interest in any Asset to be materially affected or interfered with, except for Permitted Encumbrances. The term “Defect” shall include a preferential right to purchase, right of first refusal, right of first offer, or similar right affecting any Asset (including, without limitation, any Contract) that is exercised prior to the Closing, or a third Person consent to assignment required before an Asset may be assigned and that is not obtained prior to the Closing.

“Effective Time” means the ‘Closing’.

“Environmental Contaminants” means “hazardous substances” and “pollutants or contaminants”, as those terms are defined in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), petroleum, including any fraction thereof,” and “natural gas, natural liquids, liquefied natural gas, or synthetic gas usable for fuel” as those terms are used in Section 101 of CERCLA, any “solid or hazardous waste” as those terms are defined or used in the Resource Conservation and Recovery Act, and any wastes regulated by applicable rules of the Louisiana Department of Environmental Quality. The term also includes naturally occurring radioactive material (“NORM”) concentrated, disposed of, released or present on, resulting from, or in association with Hydrocarbon activities.

 “Environmental Condition” means: (a) any event or condition (including, without limitation, any Release) with respect to air, land, soil, surface, subsurface strata, surface water, ground water, or sediment that causes the Assets to become subject to (or their owner or operator to have Liability or be potentially liable for) any removal, remediation, or response action under, or not be in compliance with, any Environmental Law or any Permit pursuant to any Environmental Law; (b) the existence of any written or oral Claim pending or threatened that reasonably may be expected to subject the Assets or the owner or the operator of the Assets to liability in favor of any Governmental Authority as the result of the alleged violation by such owner or operator or any other Person of any Environmental Law as it pertains to the Assets or the existence of any event or condition on the Assets described in this definition; (c) the failure of the Assets to be in compliance, or the owner or operator of the Assets to comply, in each case in all material respects with all applicable Environmental Laws with respect to the Assets; (d) the failure of the owner or operator of the Assets to obtain or maintain in full force and effect any Permit required under applicable Environmental Laws with respect to the Assets; or (e) any event or condition described in the preceding clauses (a), (b), (c), and (d) that results, or could reasonably be expected to result, in Liability to any Governmental Authority for any removal, remediation, or response action, or any other Person for injury to or death of any Person, Persons, or other living thing, or damage, loss, or destruction of property located on the Assets. An event or circumstance that results in the inaccuracy or breach of the representations and warranties contained in this Agreement (insofar only as such representation and warranty relates to environmental matters) shall constitute an Environmental Condition. The term “Environmental Condition” includes, without limitation, any release, disposal, spilling, leaking, pouring, emission, emptying, discharge, injection, escape, transmission, leaching, or dumping (collectively, a “Release”), or any threatened Release, of any Environmental Contaminants from, or related in any way to the use, ownership, or operation of, the Assets that has not been remedied in accordance with all applicable Environmental Laws.

“Environmental Laws” means all applicable Laws (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, and the Oil Pollution Act of 1990, the Louisiana Solid Waste Disposal Act, and applicable rules of the Louisiana Department of Environmental Quality relating to the management or disposal of oilfield waste, in each case as amended from time to time) relating to the protection of the public health, welfare, and environment, worker protection, emergency planning, and/or a community’s right to know, including, without limitation, those Laws relating to the storage, handling, and use of chemicals and other hazardous materials, those relating to the Release, generation, processing, treatment, storage, transportation, disposal, or other management of waste materials of any kind, those relating to the protection of environmentally sensitive areas, and employee health and safety.

“Escrow Agent” means the Law Offices of Bruce W. Minsky, P.C. for Blackriver, and Mimosa Title Agency, LLC for Ameroil.

“EXPX.PK” means the stock symbol the Purchaser’s securities are traded on the OTC Markets Group Inc system which classifies the stock as OTC Pink.

“Field” means the Leases, the same covering approximately 4,700 acres, which include in excess of 40 well bores and commonly referred to as Greenwood Waskom.

“Governmental Authority” means any governmental or quasi-governmental federal, state, provincial, county, city, or other political subdivision of the United States, any foreign country, or any department, bureau, agency, commission, court, or other statutory or regulatory body or instrumentality thereof.

“Imbalance” means any imbalance between (a) the quantity of Hydrocarbons produced from any Well and allocated to a Person from time to time and the share of such production to which such Person is actually entitled by virtue of its ownership interest in such Well, (b) the quantity of Hydrocarbons produced from or allocable to the Assets delivered, and the quantity of such Hydrocarbons received, in each case for gathering, transportation, or storage for the account of a Person, (c) the quantity of Hydrocarbons produced from or allocable to the Assets delivered for processing or refining, and the quantity of products or residue Hydrocarbons redelivered, in each case for the account of a Person, and (d) other similar types of Hydrocarbon-related imbalances attributable to the Assets.

“Knowledge”, when used with reference to either Party, means (a) knowledge of those matters of which the relevant Party is charged with actual notice under applicable Law, and (b) the actual knowledge of the current directors and officers of such Party.

“Laws” means all constitutions, laws, statutes, ordinances, rules, regulations, orders, and decrees of the United States, any foreign country, and any local, state, provincial, or federal political subdivision or agency thereof, as well as all judgments, decrees, orders, and decisions of courts having the effect of law in each such jurisdiction, including, without limitation, all Environmental Laws.

“Liabilities” means, for purposes of this Agreement, any and all losses, judgments, damages, liabilities, injuries, costs, expenses, interest, penalties, taxes, fines, obligations, and deficiencies. As used herein, the term “Liabilities” includes, without limitation, reasonable attorneys’ fees and other costs and expenses of any Party receiving indemnification hereunder incident to the investigation and defense of any Claim that results in litigation, or the settlement of any Claim, or the enforcement by any Party receiving indemnification hereunder of the provisions of Article 13, as applicable.

“Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien, or charge of any kind (including any agreement to grant any of the foregoing), any conditional sale or title retention agreement, any lease in the nature thereof, or the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

“Material Adverse Change” means an event, occurrence, development, or condition that is materially adverse to the Assets taken as a whole, excluding (a) any general, regional, industry-wide, economic, or political event, occurrence, development, or condition (including, without limitation, the price of Hydrocarbons), whether domestic or international, and (b) any change in the condition of the Assets during the period from the date of this Agreement through the Closing resulting from normal depletion of Hydrocarbon reserves or the depreciation of the Personal Property through ordinary wear and tear.

“Net Revenue Interest” means, with respect to each Lease, the interest in and to all Hydrocarbons produced and saved from or attributable to the Lease(s) on which such Well is located, after giving effect to all valid royalties, overriding royalties, production payments, net profits interests, carried interests, reversionary interests, and other similar interests constituting burdens upon, measured by, or payable out of Hydrocarbons produced and saved from or attributable to such Lease(s) and Wells.

“Orders” as defined in 7.6(b)

“OTC Markets Group” means the electronic interdealer quotation systems for broker-dealers to trade unlisted securities

“Parties” means, collectively, Sellers and Purchaser.

“Permits” means the permits, licenses, authorizations, certificates, registrations, or other approvals (other than permits and licenses constituting Real Property Interests) granted by any Governmental Authority that pertain or relate in any way to the Assets, described more particularly on Exhibit F.

“Permitted Encumbrances” means:

(a)           preferential rights to purchase any Asset (including, without limitation, any Contract), required non-governmental, third Person consents to assignment, and similar agreements with respect to which, prior to the Closing, (i) waivers or consents are obtained from the appropriate Persons, or (ii) the appropriate time period for asserting such rights has expired without an exercise of such right;

(b)           required non-governmental, third Person consents to assignment if such consent is of a type customarily obtained subsequent to a sale or conveyance, and the failure to obtain such consent would not have a material adverse effect on the use or value of the Assets;

(c)           Liens for Taxes or assessments not yet delinquent or, if delinquent, those Taxes or assessments that are being contested in good faith by proceedings diligently conducted in the normal course of business or which are being assumed by Purchaser herein;

(d)           all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of the Assets if the same are customarily obtained, given, or made subsequent to such sale or conveyance;

(e)           the Leases, the Contracts, the Permits, and the Real Property Interests;

(f)           all easements, rights-of-way, servitudes, permits, licenses, surface leases, and other rights to use the surface (in addition to the Real Property Interests) affecting or pertaining to the Assets, but that are not included in the Assets and do not interfere materially with the ownership, operation, value, or use of the Assets;

(g)           lessor’s royalties, overriding royalties, division orders, production payments, net profits interests, carried interests, rights to recoupment, unitization, pooling, proration, and spacing designations, orders, and agreements, reversionary interests, and similar burdens, if the net cumulative effect thereof does not operate to cause Sellers to receive less than the Net Revenue Interest set forth on Exhibit B of all Hydrocarbons produced, saved, and marketed from any Lease or Well or bear and pay more than the Working Interest shown on Exhibit B of all costs and expenses of operations in respect of such Lease or Well without a proportionate increase in the associated Net Revenue Interest;

(h)           any operator’s or other inchoate or undetermined Lien or charge, whether statutory or contractual, constituting or securing the payment of expenses which were or will be incurred in the ordinary course of business and incidental to the maintenance, development, production, or operation of any Asset, to the extent the same secure amounts not yet due and payable or that are being contested in good faith by proceedings diligently conducted in the normal course of business;

(i)           any Lien created under the terms of any Lease, Real Property Interest, or Contract to secure the performance of the lessee’s obligations thereunder;

(j)           conventional rights of reassignment;

(k)           the rights reserved to, vested in, or imposed by any Governmental Authority to control, regulate, or monitor the Assets in any manner, and all applicable Laws specifically, but not exclusively limited to, the provisions of L.A. R.S. 30:80 et seq.; and any compliance order issued by the Department of Natural Resources of the State of Louisiana on the Greenwood-Waskom Fields of Caddo Parish, Louisiana.

(l)           Defects and Environmental Conditions waived in writing by Purchaser;

(m)           any matters set forth in the Schedules to this Agreement; and

(n)           all other Liens, charges, encumbrances, contracts, agreements, instruments, obligations, and irregularities affecting any Asset that in the aggregate are not such as to (i) interfere materially with the ownership, operation, value, or use of such Asset for the purposes for which it is held; (ii) prevent Sellers from receiving any proceeds from the sale of any Hydrocarbons; or (iii) cause Sellers (A) to receive less than the Net Revenue Interest set forth on Exhibit B of all Hydrocarbons produced, saved, and marketed from any Lease or Well, or (B) bear and pay more than the Working Interest shown on Exhibit B of all costs and expenses of operations in respect of such Lease or Well without a proportionate increase in the associated Net Revenue Interest, except as set forth in subsection (K) of the Defined Terms.

“Person” means any individual, corporation, limited liability Sellers, partnership, trust, unincorporated organization, Governmental Authority, or any other form of entity.

“Property-Related Taxes” means any and all ad valorem, property, severance, generation, conversion, Btu or gas, transportation, utility, gross receipts, privilege, consumption, excise, lease, transaction, and other taxes, franchise fees, governmental charges or fees, licenses, fees, permits, and assessments, or increases therein, and any interest or penalties thereon, other than Transfer Taxes and taxes based on or measured by net income or net worth.

 “Re-work” means the pulling of all the tubing of a well, replacement of all defective sections, replacement of down hole pumps, refurbishment or replacement of surface pump jacks, resetting of the tubing, treatment of the well and all other usual requirements defining a re-work of a well.

 “Taxes” shall mean any income, alternative or add-on minimum, business, employment, franchise, occupancy, payroll, property, sales, transfer, use, value added, withholding or other tax, levy, impost, fee, imposition, assessment or similar charge together with any related addition to tax, interest, penalty or fine thereon.

“Transfer Taxes” means any sales, use, stock, stamp, document, filing, recording, registration, and similar tax or charge, including, without limitation, any interest or penalties thereon.

“Working Interest” means, with respect to each Lease or Well, the interest of Sellers that is burdened with the obligation to bear and pay costs of operations on or in respect of such Lease or Well.

SCHEDULE 2.1(a)(i)

DOWNPAYMENT DISBURSEMENT

For Ameroil disbursement of  $97,500.00

For Blackriver’s disbursement of $52,500.00

SCHEDULE 3.1(e)

DISCLOSED ENVIRONMENTAL CONDITIONS/LIABILITIES

1)
A flow line break behind Well #50 in early September 2008, was contained by digging a half acre pit, approximately 30 feet deep, and lined with plastic. All oil, water and debris in the creek was pumped into the pit, so no oil could travel down stream. The oil, water and debris has settled out in the pit. The pit held during the winter and rainy spring. Need to pump off the oil and spread it out on the ground. In a half acre area next to the pit, need to then add chemicals to the oil and till it into the soil (oil farming). Will have to vacuum pump off the water, trying to filter out the debris, and inject it into a commercial facility. Will have to hand bag the debris and send it to a certified dump. May have to fold the plastic and send it to a certified pump, or bury it in the bottom of the pit. Will then knock the pit walls down and cover the location.

2)	All of the terms and conditions of the Louisiana Department of Natural Resources letter of April 4, 2011 and attached Compliance Orders (CO’s) attached hereto and made part hereof as Exhibit I.

SCHEDULE 5.1

LITIGATIONS

SCHEDULE 7.9

TRANSFERRED CONTRACTS

EXHIBIT I

ESCROW AGREEMENT

           THIS ESCROW AGREEMENT ("Agreement"), is hereby made and entered into as of this 24th day of August, 2011 ("Effective Date"), by and among BLACKRIVER PETROLEUM, LLC., a New York limited liability company, with a business address at 400 Rella Blvd., Montebello, New York 10901 ("Blackriver") and AMEROIL CORP., a Canadian corporation with an address at c/o Exchange Tower, Suite 1500, 130 King Street West, Toronto, Canada M5X 1J5 (“Ameroil”)  (Blackriver and Ameroil hereinafter also individually and jointly referred to as "Seller(s)”) and EXPLORTEX ENERGY, INC., a Nevada corporation, and EXPLORTEX ACQUISITION CORP. both with a business address at 22503 Katy Freeway, Katy, Texas 77450 (“Purchaser”), and MIMOSA TITLE AGENCY, LLC, Agent for  First American Title Insurance Company, 8126 One Calais Ave, Suite 2-C, Baton Rouge, Louisiana 70809, the Escrow Agent for Ameroil (“Mimosa”), and .LAW OFFICES OF BRUCE  W. MINSKY, P.C., a professional corporation  organized under the laws of the State of New York, with an address at 112 Brick Church Road, New Hempstead, New York 10977 (“LOBWM”), the Escrow Agent for Blackriver (Mimosa and LOBWM each individually and jointly referred to as “Escrow Agent(s)”).  The Sellers and Purchaser shall each be referred to herein as a “Party” and shall be referred to collectively herein as the “Parties”.
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W I T N E S S E T H:

WHEREAS, Sellers and Purchaser have entered into an “Asset Purchase Agreement”, dated August 24th, 2011 (“Purchase Agreement”), and as part of such Purchase Agreement, the Parties desire to establish an escrow arrangement with Escrow Agent for the purpose of holding and disbursing the ‘Downpayment’ of $150,000.00, the term as described in the Purchase Agreement (“Proceeds”); and

WHEREAS,  the Parties, pursuant to the Purchase Agreement have requested that Escrow Agent hold the Proceeds, and Escrow Agent has agreed to establish such an escrow arrangement for the benefit of the Parties, to act as custodian of the Proceeds subject to the terms and conditions set forth below and the Purchase Agreement; and

WHEREAS, in furtherance of this Agreement and the escrow arrangement established hereby, Mimosa maintains a Trust account at First NBC Bank, New Orleans, Louisiana 70800 titled Mimosa Title Agency, LLC and LOBWM maintains an IOLA account at Banco Popular North America, New York, New York titled Law Offices of Bruce W. Minsky, P.C., IOLA Trust Account (“Escrow Account(s)”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and undertakings set forth herein, and subject to the terms and conditions hereof, the Parties hereby agree as follows:

1.           ESCROW DEPOSITS.  Subsequent to the full execution hereof, the Parties shall cause the Proceeds, when directed for escrow by the Purchase Agreement to be delivered/deposited  to each of the Escrow Agents, at its offices located  or otherwise, when directed, to wire transfer the Escrow Payments into the Escrow Account in accordance with the instructions set forth on Schedule A hereto.   Escrow Agent shall hold the Proceeds received by Escrow Agent, as well as deposited in the Escrow Account, subject to collection, until such Proceeds (or portion thereof) are delivered/disbursed as pursuant to this Agreement and Purchase Agreement or other instructions as agreed by the Parties.  The Escrow Account is non-interest bearing.

2.           DISTRIBUTIONS FROM THE ESCROW ACCOUNT.  Escrow Agent will each hold the Proceeds in its possession and in the Escrow Account under the provisions of this Escrow Agreement and the Purchase Agreement until such time as dictated for disbursement as under the Purchase Agreement and hereunder, or further agreed by the Parties.

3.           LIMITATION OF RESPONSIBILITY AND LIABILITY.  Escrow Agent's responsibilities and liability shall be limited as follows:
(i)           Escrow Agent shall have no liability for its actions (or failure to act) hereunder or in connection herewith, except as the same may arise as the result of its own willful misconduct, as finally determined by a court of competent jurisdiction, and, any act done or omitted by the Escrow Agent pursuant to the advice of the Escrow Agent’s attorneys-at-law shall be conclusive evidence of such good faith, in the absence of gross negligence or willful misconduct;
(ii)          Escrow Agent shall not be liable for any error of judgment or for any act done or omitted to be done by it in good faith or for anything which it may in good faith do;
(iii)         Escrow Agent shall be authorized to act upon any document received pursuant to or otherwise relating to this Agreement and the Purchase Agreement which it believes to be genuine and to be signed by the proper party, and shall incur no liability in so acting;
(iv)         Escrow Agent shall be authorized to rely on its own good faith determinations as to questions of fact;
(v)          Escrow Agent shall have no implied obligations or responsibilities hereunder, nor shall it have any obligation or responsibility to collect funds or seek the deposit of money or property;
(vi)         Escrow Agent may consult with legal counsel of its choice with regard to any legal questions arising in connection with its duties or responsibilities hereunder, and shall have no liability or responsibility by reason of any action it may take or fail to take in accordance with the opinions of such counsel and shall be reimbursed by the Parties for any fees and expenses incurred in connection with such legal consultation;

(vii)        Escrow Agent is hereby expressly authorized to disregard any and all notices given  by any of the Parties hereto or by any other person or corporation, excepting only orders or process of courts of law and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court.  In case Escrow Agent obeys or complies with any such order, judgment or decree, the Escrow Agent shall not be liable to any of the Parties hereto or to any other person, firm or corporation by reason of such decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
(viii)       Escrow Agent shall not be liable in any respect on account of the identity, authorization or rights of the Parties executing or delivering or purporting to execute or deliver any documents or papers deposited or called for thereunder in the absence of gross negligence, fraud or willful misconduct; and,
(ix)          The Parties agree jointly and severally to indemnify, defend  and hold harmless the Escrow Agent and its partners, employees, agents and representatives from any and all claims, liabilities, costs or expenses in any way arising from or relating to the duties or performance of the Escrow Agent hereunder or the transactions contemplated hereby other than any such claim, liability, cost or expense to the extent the same shall have been determined by final, unappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, fraud or willful misconduct of the Escrow Agent.
(x)           If the Escrow Agent reasonably requires other or further instruments in connection with this Escrow Agreement or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.
(xi)          Each Escrow Agent shall be responsible only for those funds deposited with them (Mimosa for the Ameroil portion of the Downpayment, and LOBWM for the Blackriver portion of the Downpayment).

4.           VALIDITY OF CLAIMS.  It is expressly agreed by and between the Parties that Escrow Agent shall not be required to make any determinations with regard to the validity of any claims that may be asserted by the Parties hereunder.  The sole obligation of Escrow Agent shall be to receive, hold and disburse the Proceeds.

5.           CONFLICTS.  If at any time Escrow Agent shall receive conflicting notices, claims, demands or instructions with respect to the Proceeds, or if for any other reason it shall be unable in good faith to determine the party entitled to receive the Proceeds, or any part thereof, Escrow Agent may deposit the Proceeds into the registry of the Clerk of Court for 1st District Court for the Parish of Caddo, Louisiana , and withdraw as Escrow Agent, whereupon the Proceeds shall be distributed in accordance with a final order of such court.

6.           COSTS AND EXPENSES.  The Parties hereby agrees to pay all expenses, including legal fees and costs of suit, which Escrow Agent may incur as a consequence of its having agreed to serve as escrow agent pursuant hereto, except as the same may arise as the result of Escrow Agent's own willful misconduct, as finally determined by a court of competent jurisdiction.  Additionally, the Parties hereby indemnifies, and agrees to defend and save Escrow Agent harmless from and against, any and all claims, demands, losses, damages, liabilities and costs, including without limitation all out-of-pocket expenses, legal fees and costs of suit, now or hereafter incurred, arising out of, resulting from, or in conjunction with, Escrow Agent's actions (or failure to act) under this Agreement, except as the same may arise as a result of Escrow Agent's own willful misconduct, as finally determined by a court of competent jurisdiction.

7.           NOTICES.  All notices, demands, requests, solicitations of consent or approval, and other communications required or permitted hereunder shall be in writing.  Notice shall be deemed to have been given to a Party when delivered by hand or by overnight delivery service, with acknowledged receipt, at the address set forth for the Party below, or such other address as the Party shall have given in writing for such purpose by notice hereunder.

In the case of Sellers:
Blackriver Petroleum, LLC
400 Rella Boulevard
Montebello, New York 10901
Attention: Walter Reissman
Facsimile No.:  (845) 368-0071

With a copy to:
Law Offices of Bruce W. Minsky, P.C.
112 Brick Church Road
New Hempstead, New York 10977
Facsimile No.  (702) 973-6607

and

Ameroil Corp.
130 King Street West, Suite 1600
Toronto, ON, M5X 1J5
Canada
Attention: President
Facsimile No.: 416-907-1788

With a copy to:
John E. Seago
SEAGO & CARMICHAEL, A PLC
8126 One Calais Ave, Suite 2-C
Baton Rouge, LA 70809

In the case of Purchaser:
Explortex Energy Inc./Explortex Acquisition Corp.
22503 Katy Freeway
Katy, Texas 77450
Attention: Kenneth E. Martin
Facsimile No.:  206 338 3229

(b)	Ameroil’s Escrow Agent:	Mimosa Title Agency, LLC
8126 One Calais Ave, Suite 2-C
Baton Rouge, LA 70809;

	Blackriver’s Escrow Agent:	Law Offices of Bruce W. Minsky, P.C.
112 Brick Church Road
New Hempstead, New York 10977
Facsimile: (702) 973-6607

8.           RESIGNATION BY ESCROW AGENT.   Upon thirty (30) calendar days' prior written notice delivered or sent as required above, Escrow Agent shall have the right to resign as escrow agent hereunder and to thereby terminate its duties and responsibilities hereunder, and shall thereupon be released from said duties and responsibilities.  In the event of any such resignation, the Parties shall mutually agree and appoint a successor escrow agent and the Escrow Agent shall deliver to such successor escrow agent any escrow funds and other documents held by the Escrow Agent.  Upon such appointment, the successor escrow agent shall be referred herein to as Escrow Agent.

9.           TERMINATION OF ESCROW AGREEMENT.  Escrow Agent's responsibilities hereunder shall terminate at such time as the Proceeds shall have been fully disbursed pursuant to the terms hereof.

10.         ENTIRE AGREEMENT.  This Agreement contains the entire understanding between the Parties with respect to the subject matter hereof; there are no promises, agreements, understandings, representations or warranties, other than as herein and therein set forth.  No change or modification of this Agreement shall be valid or effective unless the same is in writing and is signed by all Parties.

11.         APPLICABLE LAW, SUCCESSORS AND ASSIGN.  This Agreement shall be governed in all respects by the laws of the State of Louisiana and shall be binding upon and shall inure to the benefit of and be binding upon the Parties hereto, and their representatives, successors and assigns.

12.         COUNTERPARTS.   This Escrow Agreement may be executed by facsimile and in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement.

13.         TERMS.  Capitalized and/or quoted terms shall be defined as in/under the Purchase Agreement.

14.         CONSTRUCTION.  The headings of this Agreement are for convenience only and shall not define or limit the provisions hereof.  Where the context so requires, words used in singular shall include the plural and vice versa, and words of one gender shall include all other genders.  In the event of a conflict between the terms and conditions of the Purchase Agreement and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail.   Additionally, the drafting and negotiation of this Agreement has been participated in by each of the Parties, and for all purposes, therefore, this Agreement shall be deemed to have been drafted jointly by each of the Parties and any rule of construction that ambiguous terms are construed against the drafting party shall not be in effect.

15.         LEGAL REVIEW.   The Parties hereto acknowledge that they have been advised by legal counsel of their choice in connection with the interpretation, negotiation, drafting and effect of this Agreement and they are satisfied with such legal counsel and the advice which they have received.

[Signature(s)/execution(s) on the following page]

IN WITNESS WHEREOF, the Parties hereto have executed this ESCROW AGREEMENT as of the day and the year first above written.

SELLERS:

BLACKRIVER PETROLEUM, LLC

By: /s/ Walter Reissman
Name:  Walter Reissman
Title:    Authorized Signatory
 Managing Member
and

AMEROIL CORP.

By: /s/ David J. DesLauriers
Name:  David J. DesLauriers
Title:    President

PURCHASERS:

EXPLORTEX ENERGY, INC.

By: /s/ Kenneth E. Martin
Name:  Kenneth E. Martin
Title:    President

EXPLORTEX ACQUISITION CORP.

By: /s/ Kenneth E. Martin
Name:  Kenneth E. Martin
Title:    President

ESCROW AGENTS:

MIMOSA TITLE AGENCY, LLC

By:___________________________
Peter G. Carmichael

LAW OFFICES OF BRUCE W. MINSKY, P.C.

By:_______________________________
Bruce W. Minsky, Esq., Managing Partner

SCHEDULE A

WIRING INSTRUCTIONS

For Blackriver:

Bank Name:	Banco Popular North America
Bank Address:	7 West 51st Street
New York, New York 10019
ABA No.:	0260-08811

Account Title:	Law Offices of Bruce W. Minsky, P.C.
IOLA Trust Account
112 Brick Church Road
New Hempstead, New York 10977
Account No.:	90000-19899

For Ameroil:

Bank Name:	First NBC Bank
Bank Address:	210 Baronne Street
New Orleans, LA 70112
ABA No.:	____________________

Account Title:	Mimosa Title Agency, LLC
Account No.:	____________________